Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

        We hereby consent to the inclusion in the Registration Statement of Dollar Tree, Inc. on Amendment No. 1 to Form S-4 and in the Preliminary Proxy Statement/Prospectus of Family Dollar Stores, Inc., which is part of the Registration Statement, of our opinion dated July 27, 2014 appearing as Annex D to such Preliminary Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading "Summary—Opinion of Family Dollar's Financial Advisor," "Risk Factors—Risk Factors Relating to the Merger," "The Merger—Background of the Merger," "The Merger—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger," "The Merger—Opinion of Family Dollar's Financial Advisor," and "The Merger Agreement—Representations and Warranties." For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any registration statement or proxy statement/prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC
By:	/s/ ALEX HILL Alex Hill Vice President

New York, New York
September 25, 2014